Exhibit 99.1

Tabula Rasa HealthCare Announces First Quarter 2019 Operating Results

First Quarter 2019 Revenue of $61.0 million, growth of 39%; 2019 Guidance Reiterated

MOORESTOWN, N.J., May 8, 2019 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company advancing the field of medication safety, today announced its financial results for the first quarter ended March 31, 2019.

 “I  am pleased to report that we carried the momentum from last year into the first quarter of 2019, delivering strong results across all areas of our business and exceeding our expectations for all our key business metrics. On the go-to-market integration front, we made meaningful progress in aligning the companies we acquired throughout 2018 and 2019, which we believe vastly expands our market opportunity and broadens the services we can offer to our clients,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer.

Dr. Knowlton continued, “We founded this company with the goal of developing a platform that could identify individuals at risk for an adverse drug event and provide clinicians with actionable insights to mitigate those risks. We have third-party validated data, in multiple markets, demonstrating that our solutions have resulted in significant savings for our clients and improving quality of life for the patients they serve. As a result, we have developed a focused strategic and tactical plan to scale our services rapidly in markets beyond PACE and believe that as the industry transitions from focusing on service to focusing on outcomes Tabula Rasa is well positioned to become the go-to provider for medication risk management.”

Financial Performance for the Three Months Ended March 31, 2019

All comparisons, unless otherwise noted, are to the three months ended March 31, 2018.

•

Total revenue was $61.0 million, an increase of 39%. Total revenue included product revenue of $31.0 million, an increase of 14% largely driven by expansion from existing clients and the onboarding of new clients since the end of the first quarter of 2018. Service revenue was $30.0 million, an increase of 79% that was driven by expanded services offered to existing clients as well as a contribution of $8.9 million from recent acquisitions. Excluding recent acquisitions service revenue grew 26%.

•

Gross margin, excluding depreciation and amortization expense, was 31.6% compared to 27.9%. The year-over-year increase was due to the fact that services revenue made up 49.2% of total revenue as compared to 38.1%, which was attributable to the newly acquired software businesses which carry a higher gross margin than TRHC’s historical service offerings. TRHC has maintained a long-term gross margin target, excluding depreciation and amortization expense, of 35% to 40%, and with these recent acquisitions, now expects to achieve such target this fiscal year and as a result is increasing its long-term gross margin target to 40% to 45%.

•

Non-GAAP Adjusted EBITDA was $5.7 million compared to $4.3 million, an increase of 32.6%. The increase in Non-GAAP Adjusted EBITDA was primarily driven by new and existing client growth in both the PACE market and health plan market.

•

Non-GAAP Adjusted EBITDA margin declined slightly from 9.8% to 9.3%, and was in line with management’s expectations due to Tabula Rasa 2.0 initiatives and investments in DoseMe, which was acquired in January 2019, and the Precision Pharmacotherapy Research and Development Institute in Lake Nona Medical City. Additionally, TRHC incurred increased costs as a result of becoming a large accelerated filer for Securities and Exchange Commission reporting purposes.

•

Net loss was $11.0 million compared to a net loss of $18.1 million. The primary factors contributing to the net loss were stock-based compensation expense of $6.9 million, depreciation and amortization of $6.3 million, acquisition-related expenses of $3.6 million, interest expense of $2.7 million and changes in the fair values of acquisition-related contingent consideration of $1.2 million relating to the acquisitions of Cognify and DoseMe.

•

Net loss per diluted share was $0.54, compared to a net loss per diluted share of $0.96. The net loss per share calculations were based on a diluted share count of 20.4 million for the first quarter of 2019, compared to 18.8 million shares for the same period in 2018.

•

Non-GAAP Adjusted net income per diluted share was $0.10, directly in line with prior year. The net income per share calculations were based on a diluted share count of 22.9 million for the first quarter of 2019, compared to 21.1 million for the same period in 2018.

•

Unrestricted cash at the end of the first quarter was $49.6 million compared to $20.3 million at December 31, 2018. Proceeds from TRHC’s convertible senior subordinated note offering in February 2019, net of the use of proceeds described below, resulted in the increase in cash. No amounts were drawn on TRHC’s $60 million line of credit.

•

On February 12, 2019, TRHC issued and sold an aggregate principal amount of $325.0 million of convertible senior subordinated notes. TRHC used $35.8 million of the net proceeds from the offering to pay the cost of the convertible note hedge transactions, net of amounts received from the sale of warrants, entered into in connection with the offering and $45 million to repay amounts outstanding under its line of credit. Additional proceeds of $148.6 million were used in connection with the acquisition of PrescribeWellness and $43.2 million for the payoff of the contingent earn-out in connection with the acquisition of SinfoníaRx.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Second Quarter 2019 Guidance: Revenue for TRHC’s second quarter in 2019 is expected to be in the range of $68.0 million to $73.0 million. Net loss is expected to be in the range of $10.9 million to $10.1 million. Adjusted EBITDA is expected to be in the range of $8.5 million to $9.5 million.

Full Year 2019 Guidance: Revenue for fiscal year 2019 is expected to be in the range of $280 million to $290 million. TRHC expects a net loss in the range of $39.3 million to $35.1 million. These net loss projections do not include any future adjustments to contingent consideration liabilities for the Cognify and DoseMe acquisitions. Adjusted EBITDA is expected to be in the range of $36.0 million to $41.0 million.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its first quarter 2019 performance today, Wednesday, May 8, 2019, at 6:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 8777157 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until May 15, 2019 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 8777157.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk.  Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payers, providers and other healthcare organizations. For more information, visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense,  and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income or loss attributable to common stockholders before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, amortization of debt discount and issuance costs, acquisition-related expense,  stock-based compensation expense, and the tax impact of using a normalized tax rate on pre-tax income adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue.  TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC and the financial and operating performance of TRHC, including with respect to international expansion and the success of TRHC 2.0. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 1, 2019, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash	$49,598	$20,278
Restricted cash	4,281	4,751
Accounts receivable, net	33,488	27,950
Inventories	3,711	3,594
Prepaid expenses	3,529	2,573
Other current assets	6,670	4,165
Total current assets	101,277	63,311
Property and equipment, net	14,481	11,865
Operating lease right-of-use assets	23,460	—
Software development costs, net	10,218	8,248
Goodwill	166,052	108,213
Intangible assets, net	193,617	77,206
Deferred income tax assets	—	75
Note receivable	—	1,000
Other assets	1,390	1,039
Total assets	$510,495	$270,957
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt and finance leases, net	$810	$945
Current operating lease liabilities	4,058	—
Acquisition-related contingent consideration	9,852	43,397
Accounts payable	16,542	14,830
Accrued expenses and other liabilities	25,066	16,556
Total current liabilities	56,328	75,728
Line of credit	—	45,000
Long-term debt and finance leases, net	217,233	152
Noncurrent operating lease liabilities	22,560	—
Long-term acquisition-related contingent consideration	8,700	7,800
Deferred income tax liability	22,428	—
Other long-term liabilities	133	3,268
Total liabilities	327,382	131,948

Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	264,453	209,330
Treasury stock	(3,865)	(3,825)
Accumulated deficit	(77,477)	(66,498)
Total stockholders’ equity	183,113	139,009
Total liabilities and stockholders’ equity	$510,495	$270,957

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Revenue:
Product revenue	$30,982	$27,180
Service revenue	29,977	16,764
Total revenue	60,959	43,944
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	23,475	20,832
Service cost	18,193	10,832
Total cost of revenue, exclusive of depreciation and amortization	41,668	31,664
Operating expenses:
Research and development	5,550	2,213
Sales and marketing	4,850	2,002
General and administrative	13,743	5,877
Change in fair value of acquisition-related contingent consideration expense	1,176	13,521
Depreciation and amortization	6,299	4,048
Total operating expenses	31,618	27,661
Loss from operations	(12,327)	(15,381)
Other expense:
Interest expense, net	2,693	63
Total other expense	2,693	63
Loss before income taxes	(15,020)	(15,444)
Income tax (benefit) expense	(4,041)	2,650
Net loss	$(10,979)	$(18,094)
Net loss attributable to common stockholders, basic and diluted	$(10,979)	$(18,094)
Net loss per share attributable to common stockholders, basic and diluted	$(0.54)	$(0.96)
Weighted average common shares outstanding, basic and diluted	20,384,557	18,789,226

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(10,979)	$(18,094)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,299	4,048
Amortization of deferred financing costs and debt discount	1,575	21
Deferred taxes	(3,381)	(94)
Stock-based compensation	6,852	1,945
Change in fair value of acquisition-related contingent consideration	1,176	13,521
Other noncash items	12	—
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(3,258)	(3,285)
Inventories	(117)	124
Prepaid expenses and other current assets	(2,029)	(505)
Other assets	(354)	282
Accounts payable	(1,458)	(1,770)
Accrued expenses and other liabilities	3,464	4,064
Other long-term liabilities	(20)	(48)
Net cash (used in) provided by operating activities	(2,218)	209

Cash flows from investing activities:
Purchases of property and equipment	(1,019)	(1,122)
Software development costs	(2,630)	(1,060)
Proceeds from repayment of note receivable	1,000	—
Acquisitions of businesses, net of cash acquired	(158,726)	—
Net cash used in investing activities	(161,375)	(2,182)

Cash flows from financing activities:
Payments for repurchase of common stock	—	(2,866)
Proceeds from exercise of stock options	1,037	920
Payments for debt financing costs	(9,418)	(2)
Repayments of line of credit	(45,000)	—
Payments of equity offering costs	—	(357)
Payments of acquisition-related contingent consideration	(43,150)	(1,646)
Repayments of long-term debt and finance leases	(276)	(254)
Proceeds from issuance of convertible senior subordinated notes	325,000	—
Proceeds from sale of warrants	65,910	—
Purchase of convertible note hedges	(101,660)	—
Net cash provided by (used in) financing activities	192,443	(4,205)
Net increase (decrease) in cash and restricted cash	28,850	(6,178)
Cash and restricted cash, beginning of period	25,029	10,430
Cash and restricted cash, end of period	$53,879	$4,252

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Reconciliation of loss to Adjusted EBITDA
Net loss	$(10,979)	$(18,094)
Add:
Interest expense, net	2,693	63
Income tax (benefit) expense	(4,041)	2,650
Depreciation and amortization	6,299	4,048
Change in fair value of acquisition-related contingent consideration expense	1,176	13,521
Acquisition-related expense	3,691	164
Stock-based compensation expense	6,852	1,945
Adjusted EBITDA	$5,691	$4,297

	Three Months Ended March 31,
	2019		2018
Reconciliation of diluted net loss per share attributable to common shareholders to Adjusted Diluted EPS
GAAP net loss attributable to common stockholders, basic and diluted, and net loss per share attributable to common stockholders, basic and diluted	$(10,979)	$(0.54)	$(18,094)	$(0.96)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense	1,176		13,521
Amortization of acquired intangibles	4,667		2,528
Amortization of debt discount and issuance costs	1,527		—
Acquisition-related expense	3,691		164
Stock-based compensation expense	6,852		1,945
Impact to income taxes (1)	(4,737)		1,955
Adjusted net income attributable to common stockholders and Adjusted Diluted EPS	$2,197	$0.10	$2,019	$0.10

(1)

The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax loss adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended
	March 31,
	2019	2018
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	20,384,557	18,789,226
Adjustments:
Weighted average dilutive effect of stock options	1,675,014	1,557,887
Weighted average dilutive effect of restricted stock	842,134	790,298
Weighted average dilutive effect of contingent shares	28,665	—
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	22,930,370	21,137,411

(1)

TRHC accounts for the convertible senior subordinated notes utilizing the Treasury Stock Method as it intends to settle the notes entirely or partly in cash. Under this method, the underlying shares issuable upon conversion of the notes are excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeds their conversion price of $69.95 per share. For the three months ended March 31, 2019, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded TRHC’s average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended June 30, 2019		Year Ended December 31, 2019
Reconciliation from Net Income (Loss) Guidance to Adjusted EBITDA Guidance
Net loss:	$(10.9)	$(10.1)	$(39.3)	$(35.1)
Add:
Interest expense	4.5	4.5	16.1	16.1
Income tax benefit	(1.9)	(1.7)	(9.0)	(8.2)
Depreciation and amortization	8.5	8.5	32.2	32.2
Stock-based compensation expense	7.7	7.7	29.5	29.5
Change in fair value of contingent consideration	—	—	1.2	1.2
Acquisition-related expense	0.6	0.6	5.3	5.3
Adjusted EBITDA	$8.5	$9.5	$36.0	$41.0

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829